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As Filed with the Securities and Exchange Commission on September 10, 2002

Registration No. 333-91728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	87-0407509
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

180 East 100 South
Salt Lake City, Utah 84111
801-324-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Connie C. Holbrook, Esq.
Senior Vice President, General Counsel,
and Corporate Secretary
Questar Corporation
180 East 100 South
Salt Lake City, Utah 84111
801-324-5202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard J. Grossman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
212-735-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL BE EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Subject to completion, dated September 10, 2002.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until a registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

QUESTAR CORPORATION

$400,000,000

SENIOR DEBT SECURITIES
COMMON STOCK
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

        We may offer from time to time:

  •
  Senior Debt Securities

  •
  Common Stock

  •
  Stock Purchase Contracts

  •
  Stock Purchase Units

        This prospectus provides you with only a general description of these securities. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell these securities unless accompanied by a prospectus supplement. You should read this prospectus and the supplements carefully before you invest.

        Our common stock is traded on the New York Stock Exchange under the trading symbol "STR."

        Investing in our securities involves certain risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                        , 2002

Table of Contents

ABOUT THIS PROSPECTUS	3
QUESTAR	3
RISK FACTORS	6
RATIO OF EARNINGS TO FIXED CHARGES	11
WHERE YOU CAN FIND MORE INFORMATION	11
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	13
DESCRIPTION OF DEBT SECURITIES	13
DESCRIPTION OF CAPITAL STOCK	20
PLAN OF DISTRIBUTION	23
LEGAL OPINIONS	25
EXPERTS	25

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under the shelf process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $400,000,000. This prospectus provides you with a general description of the senior debt securities, common stock, stock purchase contracts or stock purchase units we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

QUESTAR

        We are an integrated natural gas and energy services holding company that conducts business through our two major units—Market Resources and Regulated Services. Our Market Resources unit consists of a holding company—Questar Market Resources, Inc. and its subsidiaries. Questar Market Resources is engaged in:

        Gas and oil exploration, development and production;

        Gas gathering and processing; and

        Wholesale gas and hydrocarbon liquids marketing, risk management and storage.

        Our Regulated Services group includes two primary business segments—Questar Pipeline Company and Questar Gas Company. Questar Pipeline has interstate gas transmission, processing and storage facilities and Questar Gas conducts retail gas distribution services. Questar Market Resources, Questar Pipeline and Questar Gas have publicly registered debt securities and file periodic reports with the SEC.

        We and our wholly-owned subsidiary, Questar Regulated Services Company, are each classified as a "holding company" as that term is defined in the Public Utility Holding Company Act of 1935 because Questar Gas, a wholly-owned subsidiary of Questar Regulated Services, is a natural gas utility. Since, however, Questar Gas predominately does business in Utah and since we and our public utility subsidiaries are organized in Utah, we and Questar Regulated Services qualify for and claim an exemption from provisions of PUHCA applicable to registered holding companies.

        The following chart shows the basic framework of our organization and activities.

        Market Resources.    Market Resources is our primary growth area. We maintain a geographical balance and diversity in our development and production group with core areas of activity including the Uinta Basin of eastern Utah, the Pinedale Anticline area of western Wyoming, the Midcontinent region of Oklahoma, parts of Texas, the Upper Gulf Coast, the Four Corners area of New Mexico and Colorado, and the Western Canadian Sedimentary Basin located primarily in Alberta, Canada.

        Our operations are focused primarily on natural gas, although the 2001 acquisition of Shenandaoh Energy Inc. included some attractive oil exploration and development opportunities. As of year-end 2001, we had proved reserves (excluding our Questar Gas reserves) of 998.0 billion cubic feet ("Bcf") of gas and 31.1 million barrels ("MMBbls") of oil and natural gas liquids. On an energy-equivalent ratio of six thousand cubic feet ("Mcf") of natural gas to one barrel ("Bbl") of crude oil, natural gas comprised approximately 84.3 percent of our proved reserves (again excluding our Questar Gas reserves).

        Wexpro Company is a member of the Market Resources unit. It conducts oil and gas development and production activities on specified properties owned by Questar Gas that are located in the Rocky Mountain region and is reimbursed for its costs plus a return on its investment. The terms of the arrangement between Wexpro and Questar Gas are contained in a unique settlement agreement that is described in Note 11 of the Notes to Consolidated Financial Statements in our 2001 Form 10-K.

        Questar Gas Management Company, another member of the Market Resources unit—conducts gas gathering and processing activities in the Rocky Mountain and Midcontinent areas. Another member—Questar Energy Trading Company—conducts energy marketing activities and uses derivatives to hedge the Company's equity production. We do not make a market and we do not engage in speculative hedging transactions. Questar Energy Trading also operates a storage facility located in southwestern Wyoming.

        Regulated Services.    Through Questar Gas, we distribute natural gas as a public utility in Utah and southwestern Wyoming and were serving 731,900 sales and transportation customers as of year end 2001. Unlike many gas distribution utilities, we own reserves (427.8 Bcfe as of year-end 2001) that satisfy 40-50 percent of our annual gas supply requirements.

        Questar Gas is subject to the jurisdiction of the Public Service Commissions of Utah and Wyoming and recently filed an application for a general rate increase in Utah. The application included requests to use a future test period and to collect an annualized revenue deficiency of $23.0 million that reflected a return on equity of 12.6 percent.

        Questar Pipeline is an interstate pipeline company that is subject to regulation by the Federal Energy Regulatory Commission as to rates and charges, construction of new facilities, etc. Through Questar Pipeline, we transport natural gas in the Rocky Mountain states of Utah, Wyoming and Colorado for Questar Gas and other customers and store natural gas volumes in Utah and Wyoming. At the end of June 2002, we began transporting volumes of gas on the eastern portion of our Southern Trails line that runs from the Blanco hub area in the San Juan Basin to multiple delivery points near the California state line.

        Through Questar Pipeline, we also own Clay Basin, which is the largest underground storage reservoir in the Rocky Mountains. Clay Basin, located in northeastern Utah, has a working gas capacity of 51.3 Bcf and is fully subscribed. Questar Pipeline has received regulatory approval from the FERC to offer specified hub services such as "parking" and "loaning" and has installed additional compression capacity at Clay Basin to facilitate such services.

        Through Questar TransColorado Inc. and Questar Pipeline, we were involved in a complex litigation with KN TransColorado Inc. and its parent Kinder Morgan Inc. Questar TransColorado and KN TransColorado are partners in the TransColorado pipeline project. The case involved the validity of a contractual right claimed by Questar TransColorado to put its 50 percent interest in TransColorado to KN TransColorado during the 12-month period beginning March 31, 2001. Both sides claimed damages in excess of $150 million. The trial before a Colorado state district court judge ended May 2, 2002 and on August 26, 2002, the trial court judge ruled in favor of Questar TransColorado and ordered KN TransColorado and its affiliates Kinder Morgan (formerly known as KN Energy Inc.) and KN Interstate Gas Transmission Company to make a net payment of approximately $110 million to Questar TransColorado. KN TransColorado has not decided whether or not it will appeal the trial court's decision.

        Our principal executive office is located at 180 East 100 South, Salt Lake City, Utah 84111, and our telephone number is 801-324-5000.

RISK FACTORS

        Investment in our securities involves certain risks. We describe some risk factors that apply to our securities in general below, and will include risk factors relating to securities offered using this prospectus in the prospectus supplement relating to the offered securities. Before deciding to invest in our securities you should carefully consider, in consultation with financial and legal advisors, the risk factors discussed below and included in any related prospectus supplement, which we believe are material to your decision.

        We cannot assure you that a trading market for our securities will develop or be maintained, or what the market price will be.    In addition to our creditworthiness and the level, direction and volatility of market interest rates generally, many other factors may affect the trading market for or value of our securities. We will describe the factors relevant to any securities offered under this prospectus in the prospectus supplement relating to the offering. There may be a limited number of buyers when you decide to sell the securities, which may affect the price you receive for the securities or your ability to sell the securities. You should not purchase our securities unless you understand, and know you can bear, all of the investment risks related to the securities.

        Our credit ratings may not reflect all the risks of an investment in our securities.    Our credit ratings are an independent assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your securities. Our credit ratings, however, may not reflect the potential impact of risks related to structural, market or other factors discussed in this prospectus and any prospectus supplement relating to an offered security on the value of the securities.

        As a holding company, we depend on our subsidiaries to meet our financial obligations.    We conduct all of our operations through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. We depend on the earnings and cash flow of, dividends or distributions from and repayments of principal and interest on intercompany loans made by us to our operating subsidiaries to provide the funds necessary to meet our financial needs. Such operating subsidiaries may not generate sufficient net income to pay upstream dividends or cash flow to allow us to make payments of principal or interest on our debt. Questar Market Resources' subsidiaries have debt covenants that limit leverage and prevent them from taking actions that would create a condition that could lead to default. Except for these debt covenants and the requirements of the Public Service Commission of Utah, there are, however, no contractual or regulatory restrictions on the ability of our subsidiaries to pay dividends to us or repay intercompany debt and we have full discretion over receipt of dividends, intercompany loan repayments and receipt of other payments from our subsidiaries.

        We are dependent on bank credit facilities and continued access to capital markets to successfully execute our operating strategies.    We rely primarily upon bank borrowing and access to capital markets to finance a material portion of our operating strategies, and have relied on short-term commercial paper markets to make intercompany loans to our subsidiaries. We are dependent on these sources for capital to acquire and develop our properties. The availability and cost of capital from these capital sources is cyclical and may vary greatly, so that capital from these sources may not remain available to us or we may not be able to obtain financing at a reasonable cost in the future.

        Our increased investment in unregulated business activities may affect our credit ratings.    Some of our subsidiaries are businesses involved in open market competition for sales. We have announced an intention to target as much as 70% of capital expenditures towards non-regulated activities related to oil and gas exploration and production and other activities over the next several years. In as much as rating agencies tend to view those ventures as holding more business risk than investment in rate regulated utility properties, we may see pressure on our credit ratings. This pressure could negatively impact the ratings and value of our securities.

        Our business is affected by many government regulations.    Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. The regulatory environment applicable to our businesses has undergone substantial changes in recent years, on both the federal and state levels. These changes have significantly affected the nature of the industries of which we are a part and the manner in which their participants conduct their businesses.

        The production of oil and gas is subject to regulation by appropriate federal and state agencies in the United States and by federal and provincial agencies in Canada. In general, these regulatory agencies are authorized to make and enforce regulations to prevent waste of oil and gas, protect the correlative rights and opportunities to produce oil and gas by owners of a common reservoir, and protect the environment. Many leases held or operated by our subsidiaries involved in exploration and production are federal or Crown (Canadian) leases subject to additional regulatory requirements. Our local natural gas distribution operations are subject to the jurisdiction of the Public Service Commission of Utah and the Public Service Commission of Wyoming. These regulatory commissions approve rate schedules that reflect the return on equity that we may earn on our natural gas sales and transportation services. Although we have requested a return on equity of 12.6% in our general rate case, we may not be authorized to earn this rate and may not retain our current 11% return on equity. Our natural gas pipelines and storage facilities are subject to regulation by the FERC as to rates and charges for storage and transportation of gas in interstate commerce.

        Existing statutes and regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities, which may affect our businesses in ways that we cannot predict.

        Environmental regulation significantly affects our businesses.    Our business operations are subject to federal, state and local laws and regulations relating to environmental protection. These laws and regulations concern the generation, storage, transportation, disposal or discharge of contaminants into the environment and the general protection of public health, natural resources, wildlife, and the environment. Costs of compliance and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We do not believe that environmental protection provisions currently in place will have a significant effect on our competitive position; however, because the costs of environmental regulation are already significant, additional regulation could negatively affect our business. Although we cannot predict the impact of Environmental Protection Agency standards or future environmental measures or other state and local regulations, our costs could increase if environmental laws and regulations become stricter.

        Competition could lead to lower levels of profits and lower cash flows over time.    The oil and gas exploration and production industry in which we operate is highly competitive. We compete with major oil companies, independent oil and gas businesses, and individual producers and operators, many of which have greater financial and other resources than us. Industry members compete both in North America and regionally for the acquisition of properties. Prices for production are dictated by national commodity markets and there is very little brand loyalty or distinction between competitors. We must also compete for pipeline capacity to transport gas to our markets. The industry, as a whole, competes with other industries that supply energy to industrial, commercial and other consumers.

        Our natural gas pipelines and storage facilities compete against other existing natural gas pipelines originating from the same sources or serving the same markets as our facilities. In addition, we may face competition from natural gas pipelines and storage projects that may be built in the future. We conduct operations without the benefit of exclusive franchises from government entities. We provide open access transportation and storage services pursuant to the terms of tariffs filed with the FERC. Demand for storage service and transportation on our pipelines is primarily a function of customer usage rates, economic conditions, competing transportation and storage sources and price for service.

        Although there are no major distributors marketing natural gas sales service in our service area, marketing firms do arrange direct purchase contracts between large users in our service area and producers outside our service area, taking advantage of the open-access status of the pipeline systems that we use to transport natural gas to our customers. In addition, we may face competition from natural gas distribution operations that may enter the market in the future. Demand for natural gas is primarily a function of customer usage rates, economic conditions, competing distribution operations and price for service.

        Our ability to compete in any markets and industries in which we operate depend upon general market conditions, which may change.

        Decreased oil and gas prices could adversely affect the revenues, cash flows and profitability of our subsidiaries and our company as a whole.    Questar Market Resources' operations are materially dependent on prices received for oil and gas production. Both short-term and long-term price trends affect the economics of exploring for, developing, producing, gathering and processing oil and gas. Oil and gas prices can be volatile. We sell most of our oil and gas at current market prices rather than through fixed-price contracts, although we frequently hedge the price of a significant portion of future production in the financial markets. The prices we receive depend upon factors beyond our control, which include:

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  weather conditions;

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  the supply and price of foreign oil and gas;

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  the level of consumer product demand;

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  national and worldwide economic conditions;

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  political conditions in foreign countries;

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  the price and availability of alternative fuels;

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  the proximity to, and availability of capacity on, transportation facilities;

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  regional levels of supply and demand;

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  energy conservation measures; and

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  government regulations, such as regulation of natural gas transportation, royalties and price controls.

        We believe that any prolonged reduction in oil and gas prices would depress our ability to continue the level of activity we would otherwise pursue, which could have a material adverse effect on revenues, cash flows and results of operations.

        We use derivatives to hedge commodity prices.    In order to protect to some extent against unusual price volatility and to lock in favorable pricing on oil and gas production, we periodically enter into commodity price derivatives contracts (hedging arrangements) for a portion of our expected production. These contracts may at any time cover as much as 75% of our energy production. These contracts reduce exposure to subsequent price drops but can also limit the opportunity to benefit when commodity prices rise. Use of energy price hedges also exposes parties to the risk of non-performance by a contract counterparty. We carefully evaluate the financial strength of all contract counterparties, but these parties might not be able to perform their obligations under the hedge arrangements. It is our policy that the use of commodity derivatives contracts be strictly confined to the price hedging of existing and forecast production, and we maintain a system of internal controls to assure there is no unauthorized trading or speculation on commodity prices. Unauthorized speculative trades could however occur that may expose us to substantial losses to cover a position in the contract, which may in turn have a material adverse effect on our revenues, cash flows and results of operations. In addition, changes in commodity prices may subject us to margin calls that may require us to give material amounts of collateral to counter-parties in the form of cash. We use our credit lines to fund these margin calls, but such funding requirements could exceed our ability to access capital.

        There are many risks in drilling for oil and gas.    Our drilling activities subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and new wells may not be productive or we may not recover all or any portion of our investment.

        We have significant investment in Canadian oil and gas properties.    In order to protect against foreign exchange translation losses on a portion of our Canadian investment, we borrow money in Canadian dollars, the value of which changes as the value of the Canadian assets change. We could however lose the continued availability of Canadian dollar debt. A portion of our Canadian investment is funded with US dollars, which is not hedged. We are also exposed to foreign currency risk in the value of our income from these operations. For the present time this risk is reduced by our desire to reinvest the cash flows of the Canadian operation. In Canada we are also exposed to foreign laws, drilling and transportation constraints, business and labor practices and markets that may be different from our experience in the United States. We believe we can reduce this risk by retaining competent local professionals with experience in Canadian operating and legal practices, but unexpected developments could expose us to risk of investment loss in Canada or qualified personnel might not be available to manage this investment.

        The nature of our operations presents inherent risks of loss that, if not insured or indemnified against, could adversely affect our results of operations.    Our operations are subject to inherent hazards and risks such as:

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  fires;

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  natural disasters;

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  explosions;

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  formations with abnormal pressures;

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  blowouts;

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  collapses of wellbore, casing or other tubulars;

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  pipeline ruptures; and

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  spills.

        Any of these events could cause a loss of hydrocarbons, environmental pollution, personal injury or death claims, damage to our properties or damage to the properties of others. As protection against operation hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include:

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  operator's extra expense;

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  physical damage to certain assets;

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  employer's liability;

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  business interruption;

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  comprehensive general liability;

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  automobile; and

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  workers' compensation.

        Generally, the agreements that we execute with contractors provide for the division of responsibilities between the contractor and ourselves, and we seek to obtain an indemnification from the contractor for certain of these risks. To the extent we are unable to transfer such risks to the contractor, we seek protection through insurance that our management considers to be adequate. Such insurance or indemnification agreements may not adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a contractor to meet its indemnification obligations, could result in substantial losses to us. In addition, insurance may not be available to cover any or all of these risks, or, even if available, it may not be adequate or insurance premiums or other costs may rise significantly in the future, so as to make such insurance prohibitively expensive.

        Through Questar TransColorado and Questar Pipeline, we won a complex litigation case with KN TransColorado and its parent Kinder Morgan Inc. which, if overturned on appeal, could expose us to material losses.    Questar TransColorado and KN TransColorado are partners in the TransColorado pipeline project. The case involved the validity of a contractual right claimed by Questar TransColorado to put its 50 percent interest in the TransColorado project to KN TransColorado during the 12-month period beginning March 31, 2001, and both sides claimed damages in excess of $150 million. The trial before a Colorado state district court judge ended May 2, 2002 and on August 26, 2002, the trial court judge ruled in favor of Questar TransColorado and ordered KN TransColorado and its affiliates Kinder Morgan (formerly known as KN Energy Inc.) and KN Interstate Gas Transmission Company to make a net payment of approximately $110 million to Questar TransColorado. Although the trial court ruled in our favor, KN TransColorado has not decided whether or not it will appeal the trial court's decision.

        Certain provisions of Utah law, our Articles of Incorporation, our Bylaws and our Shareholder Rights Plan summarized below may have an anti-takeover effect.    Such provisions may discriminate against holders of a substantial amount of the shares of our common stock and may delay, defer or prevent a tender offer or takeover attempt that a holder of our securities might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock. For general information regarding these anti-takeover provisions, refer to "Description of Capital Stock" in this prospectus.

        Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital and our future growth.    The impact that the terrorist attacks of September 11, 2001 may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets of, or indirect casualties of, an act of terror. Terrorist activity may also hinder our ability to transport oil and gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may also have an adverse effect on the economy. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Terrorist activity could likely lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. In addition, the insurance premiums charged for some or all of the coverages currently maintained could increase dramatically, or the coverages could be unavailable in the future.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	12 Months Ended June 30, 2002	12 Months Ended June 30, 2001	Year Ended December 31,
			2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	3.75	4.87	4.41	4.24	3.41	3.43	3.98

        For the purposes of this presentation, earnings represent income before income taxes, cumulative effect of accounting change and fixed charges. Fixed charges consist of total interest charges, amortized debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50%.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

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  our Annual Report on Form 10-K for the year ended December 31, 2001;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

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  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002; and

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  our Current Reports on Form 8-K dated August 14, 2002 and August 26, 2002.

        We also incorporate by reference any of our future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities or the registration of these securities is no longer effective.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address and telephone number:

Corporate Secretary Questar Corporation 180 East 100 South Salt Lake City, Utah 84111 801-324-5202

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Statements contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement, or the additional information described under the heading "Where You Can Find More Information" include forward-looking statements with the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Exchange Act. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "could," "expect," "intend," "project," "estimate," "anticipate," "believe," "forecast" or "continue" or the negative thereof or variations thereon or similar terminology. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify a number of important factors that could cause actual results to differ materially from management expectations as suggested by such forward-looking statements. These factors include, but are not limited to, the following:

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  Changes in general economic conditions at the national, regional or local level, including inflation rates;

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  Changes in monetary or fiscal policy;

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  Gas and oil prices and supplies;

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  Increased competition in the energy environment, including effects of industry restructuring and unbundling;

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  Unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; or gas pipeline system constraints;

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  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, energy-efficiency standards, recovery of investments made under traditional regulation and the frequency and timing of rate increases;

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  Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the FERC, or state public utility commissions;

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  Availability of capital, cost of capital, changes in our securities ratings, market perceptions of the natural gas utility industry and energy-related industries and other capital market conditions;

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  Changing natural gas commodity market conditions and other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity and interest rates;

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  Changes in federal, state or local laws, regulations or rules, such as changes in tax laws and in environmental laws and regulations;

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  Employee workforce factors, including availability of workers, work stoppages and changes in key executives; and

  •
  Costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters, including but not limited to those described in filings made by us with the SEC.

        Given these and other uncertainties, you should not place undue reliance on any forward-looking statements made by us. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

  •
  debt reduction;

  •
  working capital;

  •
  capital expenditures;

  •
  acquisitions;

  •
  repurchase or redemption of securities; and

  •
  investments in subsidiaries or affiliates.

        Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

        Any debt securities that we offer will be our direct unsecured general obligations. These debt securities will be senior debt securities and will be issued under an indenture between us and Wells Fargo Bank Northwest, National Association, as trustee. The indenture will be qualified under the Trust Indenture Act of 1939.

        We have summarized the material provisions of the indenture in this section, but this is only a summary. The form of indenture is being filed with the SEC and is incorporated by reference in our registration statement that contains this prospectus. You should read the indenture for provisions that may be important to you. You should review the applicable indenture for additional information before you buy any debt securities. Capitalized terms used in the following summary have the meanings specified in the indenture unless otherwise defined below.

General Information About the Debt Securities

        Our primary operating subsidiaries have ongoing debt programs to finance their business activities. As of June 30, 2002, our subsidiaries had approximately $1.1 billion of long-term debt. Our ability to pay principal and interest on our debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The indenture permits us and our subsidiaries to incur additional debt. In addition, we borrow funds from and lend funds to our subsidiaries to manage working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to our senior debt securities.

        A prospectus supplement, and any supplemental indenture, relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title, type and amount of the debt securities;

  •
  the total principal amount and priority of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear, the method for determining the interest rate (if the interest rate is variable) and the interest payment dates for the debt securities;

  •
  whether we will issue the debt securities of a particular series in individual certificates to each holder or in the form of global securities that a depository will hold on behalf of holders;

  •
  any optional redemption periods;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  the terms of any right to convert or exchange debt securities into or for shares of our common stock or other securities or property;

  •
  any provisions granting special rights to holders when a specified event occurs;

  •
  any changes to or additional events of default or covenants;

  •
  any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

  •
  any other terms of the debt securities.

        The indenture does not limit the aggregate amount of debt securities that may be issued. It allows debt securities to be issued up to the principal amount that may be authorized by us and in any currency designated by us. We may issue the debt securities in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Covenants Included in the Indenture

        Under the indenture, we will:

  •
  pay the principal, interest and any premium on the debt securities when due;

  •
  maintain a place of payment;

  •
  deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

  •
  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Payment of Principal, Interest and Premium; Transfer of Securities

        We will pay principal, interest and any premium on fully registered securities at the office of the paying agent we designated. We will make payments by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency that we maintain for such purposes. You will not have to pay any service charge to transfer or exchange your securities except for any tax or governmental charge.

Specific Characteristics of Our Debt Securities

        All series of debt securities issued under the indenture will rank equally in right of payment with each other. Any additional debt securities we may issue will rank equally in right of payment with the debt securities offered and sold under this prospectus and the related prospectus supplement. The indenture does not prohibit us from issuing additional debt securities.

Interest Rate

        Debt securities that bear interest will do so at a fixed rate or a floating rate.

Global Certificates

        The debt securities of a series may be issued in whole or in part in one or more global certificates. Global certificates will be deposited with a depository identified in a prospectus supplement.

        The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.

        Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate will be represented by a global certificate registered in the name of the depository or its nominee. The depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with it or its nominee. The underwriters or agents of the debt securities will designate the accounts, unless we offer and sell the securities directly. If we offer and sell the debt securities directly, we will designate the accounts.

        Only participants or persons that hold interests through participants may beneficially own global certificates. Records maintained by the depository or its nominee will show the beneficial ownership of participants and effect transfers by participants. Records maintained by the participant will show the beneficial ownership of persons who hold through participants and effect transfers by persons who hold through participants. The laws of some jurisdictions require certain purchasers of securities to take physical delivery of the securities. These laws may impair your ability to transfer beneficial interests in a global certificate.

        So long as the depository or its nominee is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global certificate for all purposes under the indenture. Generally, owners of beneficial interests in a global certificate will not be entitled to have debt securities represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

        The paying agent will pay principal, premium, if any, and any interest on debt securities registered in the name of or held by a depository or its nominee to the depository or its nominee, as the case may be. None of the trustee, any paying agent, nor the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depository will credit participants' accounts in proportion to their beneficial interest immediately after receiving payments of any principal, premium or interest with respect to the debt securities. We expect participants to make payments to persons who hold through participants in proportion to their beneficial interest in accordance with standing instructions and customary practices. We do not, however, have any control over the practices of the depository and/or the participants. There can be no assurance that these practices will not change.

        Unless it is transferred to nominees of the depository or exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

Limitation on Liens

        Subject to certain exceptions, we will not, and will not permit any of our subsidiaries to, create, assume or allow any mortgage, pledge, lien, encumbrance, or security interest (collectively, "Liens") upon any of our properties or assets or upon any income or profits from our properties or assets unless the debt securities are also secured. This prohibition will not apply to:

  •
  Liens in favor of us or our subsidiaries;

  •
  Liens existing as of the date of the indenture;

  •
  any purchase money mortgage or Lien which secures all or part of the purchase price of any property or a loan made to us or any of our subsidiaries to enable it to acquire such property;

  •
  Liens on property that exist when we acquire the property;

  •
  Liens on property or any contract for the sale of any product or service or any rights or proceeds related to any contract for the sale of any product or service acquired or constructed by us or a Subsidiary and created within one year after the later of (1) the completion of such acquisition or construction or (2) the commencement of operation of the project;

  •
  Liens of our subsidiaries that exist when they become subsidiaries;

  •
  Liens that we or our subsidiaries create or assume on oil, natural gas, coal, geothermal, inert gas, other hydrocarbon or mineral properties owned or leased by us or our subsidiaries;

  •
  Liens on any investment by us or our subsidiaries, other than an investment in our subsidiaries;

  •
  Any Lien not otherwise permitted by the indenture, if, after giving effect to such Liens, the sum of (1) the indebtedness secured by such Liens and (2) the Attributable Debt of ours and our subsidiaries (to the extent not included in (1) above) is not more than 10% of Consolidated Capitalization;

  •
  any refunding or extension of Maturity of any obligation or indebtedness secured by certain permitted Liens, if the principal amount of the obligation or indebtedness secured by such refunding or extension is (1) less than the principal amount of the obligation or indebtedness then outstanding and (2) limited in lien to the same or substituted property and after-acquired property that secured the refunded or extended obligation or indebtedness;

  •
  Liens on office equipment, data processing equipment, motor vehicles, tractors or trailers, or communication equipment;

  •
  Liens on our or our subsidiaries' current assets to secure indebtedness incurred in the ordinary course of business;

  •
  any Lien payable solely from the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject to the Lien;

  •
  Liens to secure indebtedness incurred to finance advances made by us or our subsidiaries to any third party for oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development;

  •
  any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or our subsidiaries; and

  •
  Liens that secure indebtedness of our subsidiaries.

        Also excepted from the general prohibition are various other liens including, but not limited to: mechanics' or materialmen's liens, certain governmental liens, certain leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights-of-way for pipeline or distribution plant purposes.

Consolidation, Merger and Sale of Assets

        We may (1) consolidate or merge with or into another Person; or (2) convey, transfer or lease all or substantially all of our properties or assets to another Person; so long as:

(1)
the entity formed by a consolidation or into which we are merged or the Person that acquires all or substantially all of our properties and assets is a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

(2)
immediately after such transaction no event of default exists; and

(3)
the trustee receives from us and any successor Person an officer's certificate and an opinion of counsel which each state that the transaction complies with paragraphs (1) and (2) above and that all conditions to the transaction have been satisfied.

Events of Default

        Each of the following is an Event of Default:

  •
  failure to pay when due the principal of or premium, if any, on any debt security;

  •
  failure by us for 30 days to make when due any mandatory sinking fund payment on any debt security or to pay when due any interest installment on or any Additional Amounts with respect to any debt security;

  •
  failure by us for 90 days after notice to comply with any of the other agreements in the indenture;

  •
  default under any other indebtedness of ours or our material subsidiaries if that default results in the acceleration of $100,000,000 or more of indebtedness and the acceleration has not been rescinded, annulled or discharged after notice;

  •
  a court enters a decree or order continuing for 90 days (1) for relief against us in an involuntary case or proceeding under any federal or state bankruptcy, or similar, law or (2) adjudging us bankrupt or insolvent, approving a petition for reorganization under any federal or state law, appointing a custodian, trustee or similar official of us or ordering the winding up or liquidation of our affairs; and

  •
  we (1) bring a voluntary case or proceeding under any federal or state bankruptcy law to be adjudicated bankrupt or insolvent, (2) consent to entry of a decree or order for relief in an involuntary case or proceeding under federal or state bankruptcy, or similar, law, (3) file a petition or answer or consent seeking reorganization or relief under any federal or state law, (4) consent to the filing of a petition or to the appointment of or taking possession by a custodian, trustee or similar official, or (5) make an assignment for the benefit of our creditors, or (6) admit in writing our inability to pay our debts as they become due.

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 33 1/3% in principal amount of the outstanding debt securities may declare all outstanding debt securities to be due and payable immediately.

        Holders of debt securities will have no right to institute proceedings with respect to the indenture unless (1) the holder previously gave the trustee written notice of a default, (2) the holders of at least 25% of the principal amount of the outstanding debt securities asked the trustee in writing to institute such a proceeding and offered the trustee reasonable indemnity, (3) the trustee did not receive directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities and (4) the trustee neglected or refused for 60 days to institute such a proceeding. However, the holder of any debt securities will have a right to enforce the payment of principal, premium, if any, interest and any Additional Amount with respect to such debt securities on or after the due dates.

Waiver, Modification and Amendment

        The holders of a majority in principal amount of the outstanding debt securities may waive defaults under the indenture, except (1) a default in the payment of the principal of, premium, if any, or interest on any debt security or (2) a default relating to any provision in the indenture that cannot be modified without the consent of all holders of outstanding debt securities. The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive provisions.

        If the holders of a majority in aggregate principal amount of the outstanding debt securities consent, the trustee and we may modify and amend the indenture. No such modification or amendment may, unless the holder of each debt security affected consents:

  •
  reduce the principal of or change the maturity date of any debt security or alter the provisions with respect to the redemption of the debt securities;

  •
  reduce the rate of or change the time for payment of any interest on, or Additional Amounts with respect to, any debt security;

  •
  change the Place of Payment or the currency in which any principal, interest, premium or Additional Amount is payable

  •
  reduce the percentage in principal amount of the debt securities required to consent to any waiver;

  •
  reduce quorum and voting requirements;

  •
  change our obligation to maintain an office in each Place of Payment

  •
  change the provisions of the indenture relating to supplemental indentures, waiver of covenants and waiver of past defaults,

Defeasance and Covenant Defeasance

        The indenture provides that we may elect either:

  •
  to discharge our obligations with respect to the debt securities ("defeasance"), or

  •
  to be released from our obligations with respect to certain covenants described above under "Limitations on Liens" and "Consolidation, Merger and Sale of Assets" ("covenant defeasance").

        To exercise covenant defeasance we must irrevocably deposit with the trustee, in trust for the holders of debt securities, cash and/or U.S. Government Obligations in an amount sufficient to pay the principal, premium, if any, interest, any Additional Amounts and any mandatory sinking fund or similar payments with respect to the debt securities, on the scheduled due date.

        Unless otherwise specified in the prospectus supplement, in order to exercise either defeasance or covenant defeasance we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not have federal income tax consequences as a result of the defeasance or covenant defeasance.

Concerning the Trustee

        Wells Fargo Bank Northwest, National Association, is the trustee under the indenture. If the trustee becomes our creditor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest it must eliminate such conflict, resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture.

Conversion Rights

        The prospectus supplement will state whether a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted. Unless we specify other conversion provisions in the prospectus supplement, the following provisions will be applicable to our convertible securities:

        If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into our shares of common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

        In order to exercise the conversion privilege, the holder of the convertible security must surrender to us the security with a written notice of the election to convert the security. If the holder is converting less than the entire principal amount of the security, the holder must also specify the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

        We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

        Convertible securities shall be deemed to have been converted immediately before the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make a cash adjustment based on the market price at the close of business on the date of conversion.

        The conversion price will be subject to adjustment in the event we:

  •
  pay stock dividends or make other distributions of our common stock;

  •
  issue rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

  •
  subdivide our common stock into a greater or lesser number of shares of stock;

  •
  distribute to all stockholders evidence of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

  •
  reclassify our common stock into other securities.

We may also decrease the conversion price as we consider necessary so that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

        We will pay any transfer taxes which result from the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax that results from any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted. No issue and delivery will be made unless and until the person requesting the issue has paid the amount of any such tax.

        After the occurrence of:

  •
  our consolidation with or merger into any other corporation,

  •
  any merger of another corporation into us, or

  •
  any sale or transfer of substantially all of our assets,

that results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

Governing Law

        New York law will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of:

  •
  350,000,000 shares of common stock, without par value, 81,839,171 shares of which were outstanding as of August 31, 2002; and

  •
  10,000,000 shares of preferred stock, without par value, divided in two classes of equal size (Class A and B), issuable in series. As of September 10, 2002, there were no shares of either class of preferred stock outstanding.

        We have summarized selected aspects of our capital stock below. The summary is not complete. For a complete description, you should refer to our Restated Articles of Incorporation, as amended, Bylaws and the Rights Agreement, dated as of February 13, 1996, between us and U.S. Bank National Association, as successor rights agent, all of which are exhibits to the registration statement of which this prospectus is part.

Common Stock

        Each share of common stock is entitled to participate equally in dividends as, when and if declared by our Board of Directors. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. For information regarding restrictions on payments of dividends, see the prospectus supplement applicable to any issuance of common stock.

        Holders of common stock are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock have the ability to elect all the directors. Thus, a stockholder is not entitled to a number of votes equal to his shares multiplied by the number of directors to be elected and to divide his votes among the candidates in any way he chooses.

        If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

        All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

        The common stock is listed on the New York Stock Exchange and trades under the symbol "STR."

Preferred Stock

        Our Board of Directors can, without action by stockholders, issue one or more series of preferred stock. Our Board of Directors can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

Anti-Takeover Provisions

        Certain provisions of Utah law, our Articles of Incorporation, our Bylaws and our Shareholder Rights Plan summarized below may have an anti-takeover effect. Such provisions may discriminate against holders of a substantial amount of the shares of our common stock and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Staggered Board of Directors

        Our Board of Directors is divided into three classes that are elected for staggered three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the Board of Directors. The affirmative vote of the holders of two-thirds or more of the voting power of shares entitled to vote in the election of directors is required to remove a director.

Supermajority and Fair Price Provision

        Our Articles of Incorporation contain a supermajority and fair price provision. Mergers, consolidations and other business combinations involving us and a "related person" require the approval of the holders of at least 80% of our outstanding voting stock. The term "related person" is defined in our Articles of Incorporation and includes the holder of 10% or more of our outstanding voting stock. The voting requirement does not apply, however, if two-thirds of our continuing directors, as defined in our Articles of Incorporation, approve the business combination, or the business combination meets other fair price conditions.

Other Supermajority Voting Provisions

        The provisions described above relating to the size and classification of our Board of Directors, the removal of directors and business combinations may not be amended without the affirmative vote of 80% of our outstanding voting stock.

Director Nominations/Stockholder Proposals

        Our stockholders can nominate candidates for election as directors if they follow the advance notice procedures described in our Bylaws. They can also make proposals for consideration at an annual meeting.

        Generally, stockholders must submit a nomination at least 90 days and not more than 120 days before the annual stockholders' meeting. The notice must include the name and address of the stockholder and the person to be nominated, a representation that the stockholder is the holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting, a description of any arrangements or understandings with respect to the nomination of directors that exist between the stockholder and any other person, information about the nominee required by the SEC and the consent of the nominee to serve as a director if elected. The same time period applies to stockholder proposals. The notice must set forth a brief description of the proposal, the stockholder's name, address, and stock ownership, and any material intent of the stockholder in the proposal.

        Stockholder nominations and stockholder proposals that are late or that do not include all required information will be rejected. This could prevent stockholders from making nominations for directors or bringing proposals before stockholder meetings.

Utah's Control Share Acquisition Act

        Since we are a public corporation organized in Utah, our principal place of business is in Utah, we have at least 100 stockholders, and more than 10 percent of our stockholders live in Utah, we are subject to Utah's Control Share Acquisitions Act. This statute provides that a person who acquires at least 20% of the voting power in the election of directors may only vote such shares if voting rights are conferred by a majority vote of our disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of voting power, any stockholder who did not vote in favor of authorizing voting rights for the control shares is entitled to payment for the fair value of shares owned by such stockholder.

        Although we are permitted to opt out of the statute, we have chosen not to.

        These provisions are intended to foster continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Shareholder Rights Plan

        We have a shareholder rights plan under which one common stock purchase right is attached to each outstanding share of our common stock. Each right entitles its holder to purchase from us a share of our common stock, at an exercise price of $87.50, subject to adjustment under specified circumstances. The rights become exercisable under specified circumstances, including any person or group acquiring 15% or more of our outstanding common stock, subject to specified exceptions. If events specified in the rights plan occur, each holder of rights except the acquiring person can exercise rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. If we merge or consolidate with any company after the rights become exercisable, holders will be entitled to buy shares of common stock in the acquiring company having a market value equal to twice the exercise price of each right. We may redeem the rights for $0.005 after a person or group becomes an acquiring person. The shareholder rights plan and the rights expire in February 2006.

Transfer Agent and Registrar

        We act as our own transfer agent and Wells Fargo Bank Minnesota, National Association, functions as our co-transfer agent.

Description of Stock Purchase Contracts and Stock Purchase Units

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us and for us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The consideration per share of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as part of units, referred to below as stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligation to purchase our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral arrangements and depository arrangements, relating to such stock purchase contract or stock purchase units.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time in one or more transactions:

  •
  to purchasers directly;

  •
  to underwriters for public offering and sale by them;

  •
  through dealers;

  •
  through agents; or

  •
  through a combination of any of the foregoing methods of sale.

        The distribution of securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also sell securities through forward contracts or similar arrangements.

        The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts, commissions or concessions allowed or reallowed or paid to dealers or agents, any initial offering price and any securities exchanges on which the securities may be listed.

Direct Sales

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities.

To Underwriters

        If underwriters are used in an offering, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

        Any underwriters we use may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

Through Dealers and Agents

        If we use a dealer to sell the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        Unless we indicate differently in the prospectus supplement, any agent involved in a sale of securities will be acting on a best efforts basis for the period of its appointment.

Delayed Delivery Contracts

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase or exchange the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

        Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof.

        Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Unless we indicate differently in a prospectus supplement, we will not list the securities, other than common stock, which is listed on the New York Stock Exchange, on any securities exchange. The securities will be a new issue of securities with no established trading market. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. A broker-dealer may make a market in such securities, but such broker-dealers will not be obligated to do so and may discontinue any market making at any time without notice. The applicable prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

LEGAL OPINIONS

        With respect to debt securities, common stock, stock purchase contracts and stock purchase units, Connie C. Holbrook, Esq., our Senior Vice President, General Counsel and Corporate Secretary, will issue an opinion about the legality of the offered securities or the enforceability of our obligations under the securities, as the case may be. As of August 30, 2002, Ms. Holbrook beneficially owned 127,337 shares of our common stock and held vested options to purchase an additional 137,335 shares of our common stock. With respect to debt securities, stock purchase contracts and stock purchase units, Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents. Skadden, Arps, Slate, Meagher & Flom LLP represents us from time to time in connection with various matters.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report as Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses to be incurred by us in connection with the offering described in the Registration Statement. All such fees and expenses other than the Securities and Exchange Commission registration fee are estimated.

SEC Registration Fee	$36,800
Printing Expenses	30,000
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	100,000
Trustee's Fees and Expenses	5,000
Rating Agency Fees	120,000
Miscellaneous	8,200

Total	$450,000

ITEM 15. Indemnification of Directors And Officers

        Reference is made to Section 16-10a-901 through 16-10a-909 of the Utah Revised Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

        Our Bylaws provide that we may voluntarily indemnify any individual made a party to a proceeding because he is or was our director, officer, employee or agent against liability incurred in the proceeding, but only if we have authorized the payment in accordance with the applicable statutory provisions of the Utah Revised Business Corporation Act (Sections 16-10a-902, 16-10a-904 and 16-10a-907) and a determination has been made in accordance with the procedures set forth in such provision that such individual conducted himself in good faith, that he reasonably believed his conduct, in his official capacity with us, was in our best interests and that his conduct, in all other cases, was at least not opposed to our best interests, and that he had no reasonable cause to believe his conduct was unlawful in the case of any criminal proceeding. The foregoing indemnification in connection with a proceeding by or in the right of us is limited to reasonable expenses incurred in connection with the proceeding, which expenses may be advanced by us. Our Bylaws provide that we may not voluntarily indemnify our director, officer, employee or agent in connection with a proceeding by or in the right of us in which such individual was adjudged liable to us or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjusted liable on the basis that personal benefit was improperly received by him.

        Our Bylaws provide further that we shall indemnify our director, officer, employee or agent who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was such a director, officer, employee or agent, against reasonable expenses incurred by him in connection with the proceeding.

        Our Bylaws further provide that no director of ours shall be personally liable to us or our stockholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on us or the stockholders; (c) any action that would result in liability of the director under the applicable statutory provision concerning unlawful distributions; or (d) an intentional violation of criminal law.

        We maintain insurance on behalf of our officers and directors pursuant to which (subject to the limits and limitations of such insurance) the officers and directors are insured against certain expenses in connection with the defense of actions or proceedings, and certain liabilities that might be imposed as a result of such actions or proceedings, to which any of them is made a party by reason of being or having been a director or officer.

ITEM 16. Exhibits†

Exhibit No.	Description
*3.01	Restated Articles of Incorporation as amended effective May 19, 1998 (filed as Exhibit No. 3.1 to Form 10-Q Report for Quarter ended June 30, 1998).
*3.02	Bylaws as amended effective October 25, 2001 (filed as Exhibit No. 3.1 to Form 10-Q Report for Quarter ended September 30, 2001).
*4.01	Form of Common Stock Certificate.
*4.02
Rights Agreement dated as of February 13, 1996, between the Company and Chemical Mellon Shareholder Services L.L.C. as rights agent for the Shareholder Rights Plan. (U.S. Bank National Association is the successor rights agent.)
*4.03	Form of Indenture of the Company for Senior Debt Securities.
*5.01	Opinion of Connie C. Holbrook, Esq.
*5.02	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12.01	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.01	Consent of Ernst & Young LLP.
*23.02	Consent of Connie C. Holbrook (included in Exhibit No. 5.01).
*23.03	Consent of Ryder Scott Company, L.P.
*23.04	Consent of H. J. Gruy and Associates, Inc.
*23.05	Consent of Netherland, Sewell & Associates
*23.06	Consent of Malkewicz Hueni Associates, Inc.
*23.07	Consent of Gilbert Lausten Jung Associates
*23.08	Consent of Ryder Scott Company, L.P.
*23.09	Consent of Sproule Associates, Ltd.
*23.10	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit No. 5.02).
*24.01	Form of Appointment of Power of Attorney (included in signature page to the registration statement).
*25.01	Form T-1 Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the Indenture.

†
We will file as an exhibit to a Current Report on Form 8-K any underwriting agreement, distribution agreement or form of stock purchase contract relating to securities offered pursuant to this prospectus and any instruments setting forth the terms of any debt securities or stock purchase contracts offered pursuant to this prospectus.
*
Previously filed.

ITEM 17. Undertakings

        (a)  The undersigned registrants hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrants hereby undertake that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Questar Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, as of September 10, 2002.

QUESTAR CORPORATION
By:	/s/ S. E. PARKS
S. E. Parks Senior Vice President, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Capacity in Which Signed	Date

R. D. CASH* R. D. Cash	Chairman of the Board	September 10, 2002
KEITH O. RATTIE* Keith O. Rattie	President and Chief Executive Officer (Principal Executive Officer) Director	September 10, 2002
/s/ S. E. PARKS S. E. Parks	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2002
TERESA BECK* Teresa Beck	Director	September 10, 2002
PATRICK J. EARLY* Patrick J. Early	Director	September 10, 2002
L. RICHARD FLURY* L. Richard Flury	Director	September 10, 2002
JAMES A. HARMON* James A. Harmon	Director	September 10, 2002

W. WHITLEY HAWKINS* W. Whitley Hawkins	Director	September 10, 2002
ROBERT E. KADLEC* Robert E. Kadlec	Director	September 10, 2002
GARY G. MICHAEL* Gary G. Michael	Director	September 10, 2002
GARY L. NORDLOH* Gary L. Nordloh	Director	September 10, 2002
D. N. ROSE* D. N. Rose	Director	September 10, 2002
HARRIS H. SIMMONS* Harris H. Simmons	Director	September 10, 2002
*By:	/s/ S. E. PARKS S. E. Parks Attorney-in-fact

Exhibit No.	Description
*3.01	Restated Articles of Incorporation as amended effective May 19, 1998 (filed as Exhibit No. 3.1 to Form 10-Q Report for Quarter ended June 30, 1998).
*3.02	Bylaws as amended effective October 25, 2001 (filed as Exhibit No. 3.1 to Form 10-Q Report for Quarter ended September 30, 2001).
*4.01	Form of Common Stock Certificate.
*4.02
Rights Agreement dated as of February 13, 1996, between the Company and Chemical Mellon Shareholder Services L.L.C. as rights agent for the Shareholder Rights Plan. (U.S. Bank National Association is the successor rights agent.)
*4.03	Form of Indenture of the Company for Senior Debt Securities.
*5.01	Opinion of Connie C. Holbrook, Esq.
*5.02	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12.01	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.01	Consent of Ernst & Young LLP.
*23.02	Consent of Connie C. Holbrook (included in Exhibit No. 5.01).
*23.03	Consent of Ryder Scott Company, L.P.
*23.04	Consent of H. J. Gruy and Associates, Inc.
*23.05	Consent of Netherland, Sewell & Associates
*23.06	Consent of Malkewicz Hueni Associates, Inc.
*23.07	Consent of Gilbert Lausten Jung Associates
*23.08	Consent of Ryder Scott Company, L.P.
*23.09	Consent of Sproule Associates, Ltd.
*23.10	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit No. 5.02).
*24.01	Form of Appointment of Power of Attorney (included in signature page to the registration statement).
*25.01	Form T-1 Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939 relating to the Indenture.

†
We will file as an exhibit to a Current Report on Form 8-K any underwriting agreement, distribution agreement or form of stock purchase contract relating to securities offered pursuant to this prospectus and any instruments setting forth the terms of any debt securities or stock purchase contracts offered pursuant to this prospectus.

*
Previously filed

QuickLinks

ABOUT THIS PROSPECTUS
QUESTAR
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
WHERE YOU CAN FIND MORE INFORMATION
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS